Exhibit 10.8

Base Salaries of Named Executive Officers

Effective January 1, 2007, the following are the base salaries of the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of New Peoples Bankshares, Inc. for 2008:

Kenneth D. Hart	$ 234,780
President & Chief Executive Officer

Frank Sexton, Jr.	$ 146,016
Executive Vice President and Chief Operating Officer

C. Todd Asbury	$ 135,200
Senior Vice President and Chief Financial Officer